EXHIBIT 99.1

Midland States Bancorp, Inc. Announces Common Stock and Preferred Stock Dividends

EFFINGHAM, Ill., Oct. 31, 2022 (GLOBE NEWSWIRE) -- Midland States Bancorp, Inc. (NASDAQ: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.29 per share of its common stock. The dividend is payable on November 21, 2022 to all shareholders of record as of the close of business on November 14, 2022.

The Board of Directors also declared a cash dividend of $27.56 per share on its 7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, or $0.689 per depositary share. The dividend will be payable on December 30, 2022 to stockholders of record as of December 15, 2022. The dividend declared reflects the payment for the initial Series A dividend period from and including August 24, 2022, which was the original issue date of the Series A preferred stock, to but excluding December 30, 2022.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of September 30, 2022, the Company had total assets of approximately $7.81 billion, and its Wealth Management Group had assets under administration of approximately $3.45 billion. Midland provides a full range of commercial and consumer banking products and services and business equipment financing, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit https://www.midlandsb.com/ or https://www.linkedin.com/company/midland-states-bank.

CONTACTS:
Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321